Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER REPORTS 11% INCREASE IN Q3 2024 SILVER EQUIVALENT PRODUCTION AND IMPROVED GUIDANCE

Vancouver, BC — October 9, 2024 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today announced production results for the quarter and nine months ended September 30, 2024 at its 70%-owned Cerro Los Gatos (“CLG”) mine in Mexico, including an 11% increase in silver equivalent production in the third quarter of 2024 compared with a year earlier. Gatos Silver also announced improved annual production and cost guidance for 2024.

Dale Andres, CEO of Gatos Silver, commented: “The CLG mine continues to produce consistent results, with another quarter of strong production and another new record for mill throughput. As a result of continued good operational performance, we are increasing our 2024 full year silver and silver equivalent production guidance by 7% and 6%, respectively, and lowering our by-product AISC by 12%, based on the midpoint of each guidance range. We are also further ramping up exploration efforts on both near mine and greenfield targets in the Los Gatos district, with three additional surface drill rigs being added in November to focus on the Lince area, bringing the total number of active drill rigs on the property to twelve.”

Production Results (CLG 100% basis)

CLG comparative production highlights are summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
CLG Production (100% Basis)	2024	2023	2024	2023
Tonnes milled (dmt)	298,586	268,312	885,570	794,082
Tonnes milled per day (dmt)	3,246	2,916	3,232	2,909
Feed Grades
Silver (g/t)	285	285	281	293
Zinc (%)	4.04	3.82	4.19	3.92
Lead (%)	1.97	1.84	1.93	1.85
Gold (g/t)	0.30	0.30	0.29	0.29
Contained Metal
Silver ounces (millions)	2.42	2.22	7.10	6.65
Zinc pounds - in zinc conc. (millions)	16.5	13.8	51.5	42.7
Lead pounds - in lead conc. (millions)	11.4	9.5	33.5	28.7
Gold ounces - in lead conc. (thousands)	1.45	1.28	4.20	3.86
Silver Equivalent ounces (millions)[1]	3.84	3.46	11.42	10.45
Recoveries
Silver - in both lead and zinc concentrates	88.4%	90.3%	88.7%	89.1%
Zinc - in zinc concentrate	62.2%	61.1%	62.8%	62.3%
Lead - in lead concentrate	87.8%	87.4%	88.8%	88.4%
Gold - in lead concentrate	49.9%	49.2%	50.2%	52.7%

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1 For 2024, silver equivalent production is calculated using prices of $23/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,800/oz gold to “convert” zinc, lead and gold production contained in concentrate to “equivalent” silver ounces (contained metal, multiplied by price, divided by silver price). For 2023, silver equivalent production was calculated using prices of $22/oz silver, $1.20/lb zinc, $0.90/lb lead and $1,700/oz gold. For comparative purposes, the calculated silver equivalent production for the three and nine months ended September 30, 2023 would be 3.41 million ounces and 10.30 million ounces, respectively, using price assumptions for 2024.

Mill throughput rate averaged 3,246 tonnes per day during the third quarter of 2024, slightly higher than the previous record achieved in the second quarter of 2024 and up 11% from the third quarter of 2023.

Silver and silver equivalent production was 2.42 million and 3.84 million ounces in the third quarter of 2024, 9% and 11% above the 2.22 million and 3.46 million ounces, respectively, in the third quarter of 2023. The increase is primarily attributable to higher mill throughput with silver feed grades consistent between these periods. Zinc, lead and gold production increased by 20%, 20% and 13%, respectively, compared with the third quarter of 2023, primarily due to higher mill throughput and higher feed grades for zinc and lead.

As of September 30, 2024, the Company and the Los Gatos Joint Venture (“LGJV”) reported cash and cash equivalents of $116.7 million and $33.9 million, respectively.

2024 Guidance Update (CLG 100% basis)

As a result of continued strong production performance, Gatos Silver is increasing its full year 2024 guidance for silver production and silver equivalent production.

Silver production is now expected to be between 9.2 million and 9.7 million ounces compared with original guidance of 8.4 million to 9.2 million ounces. This represents an increase of 10% at the low end of the range and 5% at the high end. Silver equivalent production is now expected to be between 14.7 million and 15.5 million ounces, compared with original guidance of 13.5 million to 15.0 million silver equivalent ounces. This represents an increase of 9% at the low end of the range and 3% at the high end.

Based on current mine plan sequencing at CLG, the Company expects full year zinc, lead and gold production to be near the high end of the original guidance range of 61 to 69 million pounds, 40 to 46 million pounds and 4.5 to 5.5 thousand ounces, respectively.

The Company now expects full year by-product all-in sustaining costs (“AISC”)1 to be between $8.50 and $10.00 per ounce of payable silver compared to the original guidance range of $9.50 to $11.50 per ounce of payable silver. This represents a decrease of 11% at the low end of the range and 13% at the high end. Full year co-product AISC1 is expected to remain within our original guidance ranges of $14.00 to $16.00 per ounce of payable silver equivalent.

The Company remains on track to meet sustaining capital expenditure guidance1 at CLG of $45 million and total exploration and resource development drilling expenditures of $18 million in 2024.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture (“LGJV”), the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

On September 5, 2024, Gatos Silver and First Majestic Silver Corp. (“First Majestic”) announced that they entered into a definitive merger agreement pursuant to which First Majestic will acquire all of the issued and outstanding common shares of Gatos Silver. The proposed transaction would consolidate three world-class, producing silver mining districts in Mexico to create a leading intermediate primary silver producer. Information relating to the proposed transaction can be found at the Company’s website at www.gatossilver.com.

1 See Non-GAAP Financial Measures below.

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Qualified Person

Scientific and technical disclosure in this press release was approved by Anthony (Tony) Scott, P.Geo., Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person” as defined in S-K 1300 and NI 43-101.

Non-GAAP Financial Performance Measures

We use certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

AISC includes total production cash costs incurred at the LGJV’s mining operations (including all direct and indirect operating cash costs related to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, freight and handling, general and administrative costs, corporate cost allocations, mining taxes, and royalties) plus sustaining capital expenditures and excluding exploration, resource development drilling and reclamation expenses. AISC on a co-product basis is the AISC costs per ounce of payable silver equivalent, where payable silver equivalent is calculated by “converting” payable zinc, lead, copper and gold in concentrate to “equivalent” payable silver ounces (payable metal, multiplied by price, divided by silver price). AISC on a by-product basis is the AISC per ounce of payable silver less revenues from payable zinc, lead, copper and gold per ounce of payable silver. Commodity price assumptions used in both of the foregoing metrics are based on actual realized prices for the first nine months and forward curves for the remaining months of 2024. The Company believes AISC represents the total sustainable costs of producing silver from current operations and provides additional information on the LGJV’s operational performance and ability to generate cash flows. This non-GAAP financial measure is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company does not provide a reconciliation of forward-looking AISC to the GAAP measure of the LGJV expenses due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, and as a result, is not able to provide a reconciliation of AISC without unreasonable effort. The amount of the non-GAAP adjustments may be material and, therefore, could result in projected AISC being materially different than projected LGJV GAAP expenses.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding guidance for production, AISC, sustaining capital expenditure and total exploration and resource development drilling expenditures, and future exploration efforts are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

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Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984

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